FORM 4

 (   )  Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |_____________________|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   JANUARY 31, 2005  |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(h) of the Investment
            Company Act of 1940
___________________________________________________________________________
1.  Name and Address of Reporting Person
         Ellman                      Alan                         S.
    _______________________________________________________________________
       (Last)                      (First)                    (Middle)

      c/o ScreamingMedia Inc., 601 West 26th St., 13th Floor
    _______________________________________________________________________
                                   (Street)

         New York                     NY                       10001
    _______________________________________________________________________
       (City)                      (State)                      (Zip)
___________________________________________________________________________
2.  Issuer Name and Ticker or Trading Symbol
        ScreamingMedia Inc.                 SCRM
___________________________________________________________________________
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
___________________________________________________________________________
4.  Statement for Month/Day/Year
     September 17, 2002
___________________________________________________________________________
5.  If Amendment, Date of Original (Month/Day/Year)
___________________________________________________________________________
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ( X) Director
    (  ) 10% Owner
    (  ) Officer (give title below)
    (  ) Other (specify title below)
___________________________________________________________________________
7.  Individual, or Joint/Group Filing (Check Applicable Line)
    ( X) Form filed by One Reporting Person
    (  ) Form filed by More than One Reporting Person
___________________________________________________________________________
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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
___________________________________________________________________________
1.  Title of Security (Instr. 3)
           common stock
___________________________________________________________________________
2. Transaction Date (m/d/yr); 2A. Deemed Execution Date, if any (m/d/yr) 9/17/2002*
___________________________________________________________________________
3.  Transaction Code (Instr. 8)
         S
___________________________________________________________________________
4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5), Price D - 10,000 - $1.1432
___________________________________________________________________________
5. Amount of Securities Beneficially Owned Following Reported Transaction (Instr. 3 and 4)
         3,129,922 - D
___________________________________________________________________________
6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
         D
___________________________________________________________________________
7.  Nature of Indirect Beneficial Ownership (Instr. 4)
___________________________________________________________________________
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
___________________________________________________________________________
1.  Title of Derivative Security (Instr. 3)
___________________________________________________________________________
2.  Conversion or Exercise Price of Derivative Security
___________________________________________________________________________
3.  Transaction Date (m/d/yr); 3A. Deemed Execution Date, if any (m/d/yr)
___________________________________________________________________________
4.  Transaction Code (Instr. 8)
___________________________________________________________________________
5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)
___________________________________________________________________________
6.  Date Exercisable and Expiration Date (Month/Day/Year)
___________________________________________________________________________
7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
___________________________________________________________________________
8.  Price of Derivative Securities (Instr. 5)

___________________________________________________________________________
9. Number of Derivative Securities Beneficially Owned Following Reported Tranactions (Instr. 4)

___________________________________________________________________________
10. Ownership Form of Derivative Security Beneficially Owned At End of Month:
    Direct(D) or Indirect(I)     (Instr. 4)

___________________________________________________________________________
11. Nature of Indirect Beneficial Ownership (Instr. 4)

___________________________________________________________________________

EXPLANATION OF RESPONSES: * - This transaction was conducted pursuant to a "10b5-1" trading plan pursuant to which the filer does not have discretion over such transaction and such transactions can be reported 2 days after he is notified of such transaction (but not later than the third day after such transaction).


         /s/ Alan S. Ellman                                9/17/02
   _____________________________________           ________________
   **  SIGNATURE OF REPORTING PERSON                     DATE

_____________________________

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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